Exhibit 99.1

Press Release	Source: Sweet Success Enterprises Inc.

Former Wal-Mart COO Joins Sweet Success Board
Tuesday December 6, 7:57 am ET

SAN ANTONIO, Texas—(BUSINESS WIRE)—Dec. 6, 2005—Sweet Success Enterprise (Pink Sheets OTC: SWTS) announced today that former Wal-Mart Chief Operating Officer (NYSE: WMT - News) Jim Haworth has agreed to join the Company’s Board of Directors.

Mr. Haworth, of Arkansas, spent more than two decades at Bentonville-based Wal-Mart Stores Inc., most recently as executive vice president and chief operating officer for Wal-Mart Stores. As such, he had direct responsibility for more than 1,500 Wal-Mart Stores and 1,300 Supercenters until leaving the company in December 2004.

He starts a two-year term with Sweet Success Enterprises in January.

“I am looking forward to the new opportunity of helping build a company with promising products into a top-of-class operation,” he said.

Mr. Haworth got his start at Wal-Mart as an assistant manager trainee in Carthage, MO. and held the positions of regional vice president of merchandising and of operations before being promoted to chief operating officer of Sam’s Club, a position he held from 1994 to 2001.

Most recently, Mr. Haworth has been engaged with his consulting firm, Business Decisions Inc., and operating his horse and cattle ranch. He also has a seat on the board of directors for Field2Base, a privately held high-tech mobile communications company based in Raleigh, NC.

His agreement with Sweet Success Enterprises includes him working to help the company place its nutritious beverage products in national mass merchants.

“We’ve tirelessly worked to piece together a top team of professionals to help launch our plans at Sweet Success, and every one of us is proud to welcome Jim on board,” said Bill Gallagher, chairman and chief executive officer of Sweet Success Enterprises Inc. “His insight will be invaluable as we work to grow into our target markets.”

San Antonio-based Sweet Success Enterprises Inc. acquired the Sweet Success brand in 2002, including all formulas, copyrights, trademarks, records and research. The Company has relaunched a product line to tap into the rapidly growing demand for convenient and nutritious beverages. Its new Sweet Success Complete Fuel (tm) health shakes are now available in a limited number of stores and contains state-of-the-art ingredients like Aktivated Barley (tm) for endurance, ground flax to provide omega-3 fatty acids for heart health, and guarana for a natural energy boost. The company is also working to develop an expanded line of nutritious juice and non-dairy rice-protein based beverages to be introduced over the next few months.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company’s operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. Management cautions that the ability to attract clients and generate business; a decline in the Company’s financial ratings; the competitive environment; the Company’s ability to raise sufficient capital to meet the collateral requirements associated with its current business and to fund the Company’s continuing operations; and changes in market conditions.

Contact:

Sweet Success Enterprises Inc.

Micheraie Canales, 210-824-2496 ext. 21

or

CEOcast

Ed Lewis, 212-732-4300

Source: Sweet Success Enterprises Inc.